EXHIBIT 99.1

FOR IMMEDIATE RELEASE: Media Contacts: Lani Hayward Umpqua Holdings Corporation 503-727-4132 lanihayward@umpquabank.com	Eve Callahan LANE 503-546-7867 eve@lanepr.com

UMPQUA HOLDINGS CORPORATION RESTRUCTURES
MANAGEMENT TEAM TO SUPPORT GROWTH

Dan Sullivan Moves Into New Position as Executive VP of Strategic Initiatives

PORTLAND, Ore. – May 16, 2007 – Umpqua Holdings Corporation (NASDAQ: UMPQ), announces that Dan Sullivan, its current CFO, has assumed new duties as the executive vice president of strategic initiatives. Located in Portland, Ore., Sullivan will serve as the primary executive responsible for acquisition integrations, the company’s retail brokerage subsidiary Strand, Atkinson, Williams & York Inc. and the real estate property division. Neal McLaughlin, Umpqua’s senior vice president and controller, and Ron Farnsworth, the company’s senior vice president of financial integrity, together will lead the restructured office of the chief financial officer until a new CFO is named following a nationwide search.

Sullivan has worked for Umpqua Bank for more than nine years. During his tenure as CFO, Sullivan guided the company through nine acquisitions, helping to grow assets from $260 million to more than $8 billion.

“As lead of our new strategic initiatives division, Dan will continue to bring great expertise and experience to Umpqua,” said Ray Davis, president and CEO of Umpqua Bank. “The creation of this position will allow us to focus our efforts on strategic initiatives that are critical to furthering Umpqua’s growth. I applaud Dan for his willingness to assume this new role.”

McLaughlin, CPA, oversees Umpqua Holdings Corporation’s Controller Division, responsible for financial and regulatory reporting and control. He has served as a member of Umpqua’s senior management team for two years, where he has provided counsel on strategic planning, budgeting and merger and acquisition activities. Before joining Umpqua, McLaughlin served as the chief financial officer for Albina Community Bancorp, and Centennial Bancorp, in Portland, Ore.; and Columbia Bancorp in The Dalles, Ore. McLaughlin holds a Bachelor of Science degree in accounting from University of Oregon.

Farnsworth currently administers Umpqua Holdings Corporation’s treasury management, budgeting, forecasting, merger and acquisition modeling, interest rate risk modeling and corporate insurance management. Before coming to Umpqua, Farnsworth served as CFO for Independent Financial Network and its largest subsidiary Security Bank, in Coos Bay, Ore. Farnsworth holds a Bachelor of Science degree in accounting from Portland State University.

“Neal and Ron are highly qualified to lead the office of CFO,” said Davis. “They both bring strong bank finance experience to our company and I am confident that they will execute their new roles in the office of the CFO seamlessly.”

Effective May 16, 2007, Farnsworth will serve as the company’s principal financial officer and McLaughlin will serve as the company’s principal accounting officer. Umpqua Holdings Corporation’s nationwide search for a new CFO will include consideration of internal candidates.

About Umpqua Holdings Corporation

Umpqua Holdings Corporation (NASDAQ: UMPQ) is the parent company of Umpqua Bank, an Oregon-based community bank recognized for its entrepreneurial approach, innovative use of technology, and distinctive banking solutions. Umpqua Bank has 144 locations between Napa, Calif. and Bellevue, Wash., along the Oregon and Northern California Coast and in Central Oregon. Umpqua Holdings also owns retail brokerage subsidiary Strand, Atkinson, Williams & York Inc., which has locations in Umpqua Bank stores and in dedicated offices throughout Oregon and

Southwest Washington. Umpqua Bank's Private Client Services Division provides tailored financial services and products to individual customers. Umpqua Holdings Corporation is headquartered in Portland, Ore. For more information, visit www.umpquaholdingscorp.com.

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